Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Avalon Pharmaceuticals, Inc. David Muth Executive Vice President & Chief Business Officer Tel: (301) 556-9900 Fax: (301) 556-9910 Email: info@avalonrx.com	Russo Partners, LLC Wendy Lau (Media) Tel: (212) 845-4272 The Trout Group LLC Chad Rubin (Investors)

Tel: (646) 378-2947

Avalon Pharmaceuticals, Inc. Names C. Eric Winzer
New Chief Financial Officer

Gary Lessing Resigns to Pursue Entrepreneurial Opportunities

Germantown, Md., May 3, 2007— Avalon Pharmaceuticals, Inc. (Nasdaq: AVRX), today announced that C. Eric Winzer, 50, will become the company’s new Chief Financial Officer effective July 2, 2007. Mr. Winzer will succeed Gary Lessing, who has chosen to leave the company to pursue entrepreneurial opportunities.

Mr. Lessing, Avalon’s current Executive Vice President and CFO, has been with the company since 2001. “We would like to thank Gary for his contributions to Avalon,” said Kenneth C. Carter, Ph.D., President and CEO of Avalon. “Gary has played an integral role in building Avalon into the company it is today. He was instrumental in leading numerous strategic and financial initiatives including helping to take Avalon public and completing several important business development collaborations. We wish Gary well in all of his future endeavors.”

“We are delighted to have Eric join the Avalon team,” said Dr.Carter. “His breath of experience and record of accomplishments including those as the former CFO of Invitrogen will be invaluable as Avalon continues its growth to the next level. In particular, Eric’s background and expertise in both operations and in the investment community, gained while working in a large public company, will be a great benefit to our company.”

Mr. Winzer was most recently with Invitrogen Corporation (Nasdaq: IVGN), a provider of life science technologies for disease research and drug discovery, from 2000 to 2006, where he served as Senior VP and Chief Financial Officer, Executive Sponsor for Invitrogen’s ERP implementation and VP, Finance. From 1986 to 2000, Mr. Winzer held various positions of increasing responsibilities at Life Technologies where he was the Chief Financial Officer, Secretary and Treasurer, Corporate Controller, Accounting Manager and Budget Manager. From 1980 until 1986 he held various financial positions at Genex Corporation. Mr. Winzer received his B.A. in Economics and Business Administration from McDaniel College and an M.B.A. from Mount Saint Mary’s University.

About Avalon Pharmaceuticals
Avalon Pharmaceuticals is a biopharmaceutical company using its proprietary technology, AvalonRx®, to discover and develop cancer therapeutics. Avalon has a lead product in Phase I clinical development (AVN944 — IMPDH inhibitor), as well as preclinical programs to discover inhibitors for the beta-catenin and aurora pathways now in late stage lead candidate optimization. Avalon also has discovery programs on modulators of survivin function and a drug discovery program targeting the MYC oncoprotein, one of the most important and previously intractable cancer targets. The company has value generating partnerships with Merck, MedImmune, Medarex, and Novartis. Avalon Pharmaceuticals was established in 1999 and is headquartered in Germantown, Md.

Safe Harbor Statement
This announcement contains, in addition to historical information, certain forward-looking statements that involve risks and uncertainties, in particular, related to progress in our drug discovery programs and our collaborations, and clinical progress in the development of AVN944. Such statements reflect the current views of Avalon management and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, risks and uncertainties including the risk that the discovery programs and collaborations may not be successful and that AVN944 will not progress successfully in its clinical trials, and other risks described in our SEC filings. There can be no assurance that our development efforts will succeed, that AVN944 will receive required regulatory clearance or, even if such regulatory clearance is received, that any subsequent products will ultimately achieve commercial success. The information in this Release should be read in conjunction with the Risk Factors set forth in our 2005 Annual Report on Form 10-K and updates contained in subsequent filings we make with the SEC.

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